<FILENAME>ims051106psa_ex99-1.txt
                                                                   EXHIBIT 99.1
May 11, 2006

         International Monetary Systems Receives Another $3 Million in Equity Capital from Praetorian Offshore Ltd.

   New Berlin, Wis., May 11, 2006 - International Monetary Systems, Ltd. (OTC BB:INLM), a worldwide leader in business-to-business barter services, today announced that it has received a second equity investment from Praetorian Offshore Ltd. IMS received $3 million in the transaction. The funds will be used to finance additional acquisitions, to reduce outstanding debt, and for working capital.

International Monetary Systems' CEO, Don Mardak, stated: "This brings Praetorian Offshore's investment in our company to $4 million. We believe that this infusion of cash will allow us to execute our current expansion plans and to streamline our operations."

   Under terms of the agreement, Praetorian Offshore Ltd. acquired 7,500,000 shares of the company's common stock at $.4285 per share and received warrants to purchase an additional 3,500,000 shares at $.55.

About International Monetary Systems

   Founded in 1989, International Monetary Systems (IMS) serves more than 9,700 customers representing 14,000 cardholders in 35 U.S. markets. Based in New Berlin, Wis., IMS is one of the largest publicly traded barter companies in the world and is continually expanding its exchange locations. The company's proprietary transaction network enables businesses and individuals to trade goods and services throughout North America. Using an electronic currency known as trade dollars, IMS exchanges allow companies to create cost savings and to improve operations by taking advantage of barter opportunities in their business models. Managed by seasoned industry veterans, IMS is a recognized member of the National Association of Trade Exchanges (NATE) and International Reciprocal Trade Association (IRTA). Further information can be obtained at the company's Web site at: www.internationalmonetary.com.

   Contact:  International Monetary Systems, Ltd., New Berlin, WI
             John Strabley, 800-559-8515
             http://www.internationalmonetary.com